UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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2020 Proxy Supplemental Materials

April 2020

JPMorgan Chase & Co.

The Board requests your support at our 2020 Annual Meeting

= Additional information provided on the following pages

✓ The Board recommends you vote FOR each director nominee and the following management proposals:

1. Election of Directors: All of our nominees are highly qualified to contribute to the Board's effective oversight of management
2. Advisory resolution to approve executive compensation: We maintain a compensation program that is highly aligned to long-term performance outcomes and reflects shareholder feedback
3. Ratification of independent registered public accounting firm

✗ The Board recommends you vote AGAINST each of the following shareholder proposals:

4. Independent board chairman: The Board conducts an annual evaluation of its leadership structure and rotation in the Lead Independent Director role is underway
5. Oil and gas company and project financing related to the Arctic and the Canadian oil sands: The Firm already has a robust process in place, including enhanced review requirements and certain financing restrictions
6. Climate change risk reporting: The Firm has increased its climate-related disclosures and commitments, including reporting in alignment with the guidelines of the Task Force for Climate-related Financial Disclosures ("TCFD")
7. Amend written consent provisions: The Firm already provides shareholders the ability to take action by written consent
8. Charitable contributions disclosure: The Firm regularly reports its philanthropic efforts to shareholders and the public
9. Gender/Racial pay equity: The Firm completes an internal review and provides disclosure on pay equity

Executive summary

JPMorgan Chase franchise and oversight	**JPMorgan Chase is a complete, global, diversified franchise with scale and complexity that requires oversight by an independent, highly skilled, and qualified Board** ■ Balanced mix of experience, skills and diversity with directors who have backgrounds and demonstrated success in areas aligned to our business and operations ■ Succession planning process creates continued focus on Board and committee refreshment ■ Annual evaluation of Board leadership structure undertaken, including Lead Independent Director ■ Lead Independent Director rotation by end of summer 2020
Sound governance practices	**Our governance practices promote Board effectiveness and shareholder interests** ■ Regular, ongoing shareholder discussions ensure our practices incorporate and reflect investor feedback ■ Board refreshment includes 3 new director nominees in 4 years contributing to a diversity of experience, perspectives and viewpoints
Performance-driven compensation program	**Our executive compensation program is highly aligned to performance outcomes and responsive to shareholder input** ■ Several enhancements were implemented this year in response to recent shareholder feedback ■ 83% of the CEO's variable pay is deferred into equity, of which 100% is in at-risk performance share units ("PSUs")
Integrated approach to sustainability	**Our Board has oversight of sustainability matters and the Firm is working to achieve key sustainability-related commitments** ■ Our comprehensive approach to sustainable development integrates business, community and environmental objectives and leverages our global capabilities ■ In February 2020, we announced new commitments that expand our efforts on low-carbon business opportunities, policy engagement and climate risk management ■ We publish an annual ESG Report and in 2019, released an inaugural Climate Report, which was informed by the Task Force on Climate-related Financial Disclosures

We have built a Complete, Global, Diversified franchise that is At Scale

Exceptional client franchises	Unwavering principles	Long-term shareholder value	Sustainable business practices
Customer centric and easy to do business with Comprehensive set of products and services Focus on safety and security Powerful brands	Fortress balance sheet Risk governance and controls Culture and conduct Operational resilience	Continuously investing in the future while maintaining expense discipline Focus on customer experience and innovation Employer of choice for top talent	Promoting sound governance Serving a diverse customer base Investing in and supporting our communities Integrating environmental sustainability into business and operating decisions

For information on JPMorgan Chase's response to COVID-19 for employees, consumers, businesses and communities, please visit jpmorganchase.com/covid-19

2019 highlights – strong performance continues to support shareholder value

We gained market share in many of our businesses, demonstrated strong expense discipline, continued to achieve high customer satisfaction scores, and maintained a fortress balance sheet

Record net income of **$36.4 BILLION** ▲ 12%	Record EPS of **$10.72** ▲ 19%	ROE of **15%** ROTCE[1] of **19%**	Book value per share ("BVPS") of **$75.98** Tangible book value per share ("TBVPS")[1] of **$60.98**	Distributed **$34.0 BILLION** to shareholders[2]

For additional information on total shareholder return ("TSR") and financial performance over time, please see slides 12 and 13
For additional information and footnotes, please see slide 16

JPMorgan Chase & Co.

Our independent, highly skilled and qualified directors are equipped to guide the Firm's strategy and provide effective oversight

Our Board provides independent oversight of the Firm's business and affairs

- Oversees the Firm's financial performance and condition
- Sets the cultural "tone at the top"
- Reviews the Firm's strategic objectives and plans
- Evaluates the CEO's performance and oversees talent management for other senior executives
- Oversees the Firm's risk management and internal control frameworks

The Board's focus on refreshment ensures that it has the right balance of skills, experiences and perspectives to oversee a financial services company of our scale and complexity

Recent refreshment

3 New directors in the last four years, including nomination of Virginia M. Rometty in 2020

Mrs. Rometty brings skills in technology and leadership of a complex organization

2 Directors retiring at the annual meeting

1 New Lead Independent Director by end of summer 2020

Composition of Board nominees

Overview

- 90% independent
- 30% women
- 10% African-American
- 63 years avg. age
- 9.5 years avg. tenure

Wide range of executive experience & skills

10	Financial and accounting
10	Public company governance
9	Financial services
7	Technology
7	International business operations
10	Regulated industries and regulatory issues
9	Leadership of a large complex organization
10	Risk management and controls
8	Mgmt. development, succession planning and compensation

Board leadership structure is reviewed and evaluated on an annual basis

- The Board believes it is important to retain flexibility to determine its leadership structure based on the particular composition of the Board, the individuals serving in leadership positions, and the needs and opportunities of the Firm as they change over time
- Currently, our CEO serves as Chairman of the Board, and a non-management director serves as the Board's Lead Independent Director
- Both the Chairman and Lead Independent Director have clearly-defined, robust responsibilities
- Our Lead Independent Director is appointed annually by the independent directors
- Our Lead Independent Director:
  - Focuses on the Board's priorities and processes
  - Facilitates independent oversight of management
  - Promotes open dialogue among the independent directors during Board meetings, at executive sessions without the presence of the CEO and between Board meetings

Lead Independent Director rotation

- We regularly engage with our shareholders about Board leadership roles
- The Corporate Governance & Nominating Committee undertook a formal process to appoint a new Lead Independent Director
  - We plan to announce a new Lead Independent Director by end of summer 2020
- The committee believes good governance requires a thoughtful and deliberate process to ensure a smooth transition

Succession planning for the Board is a thoughtful and deliberate process

Thoughtful and deliberate succession planning processes…

- The Board is focused on its succession, which is informed by annual self-assessments and the need to have a Board that has diversity of experience and viewpoints, while representing skills relevant to our business and operations
  - Directors James Bell and Laban Jackson will retire at the 2020 Annual Meeting and the Board has nominated Virginia M. Rometty, Executive Chairman (and former President and CEO) of IBM, for election
  - Board undertook formal succession process and plan to announce a new Lead Independent Director by end of summer 2020
  - With the recent Board refreshment, there will be forthcoming committee changes in 2020
- The Board regularly reviews the succession plan for the CEO and members of the Operating Committee **("OC")**
  - Compensation & Management Development Committee ("CMDC") discusses talent pipeline for critical roles at least annually
  - Maintains a disciplined talent management and succession planning process at the senior level, including each OC member holding a talent review discussion with their management teams, and identifying successors to their direct reports
  - Numerous opportunities for the Board to meet with high potential senior management leaders including through informal meetings, presentations to the Board and its committees, and Board dinners

…as demonstrated by recent succession, refreshment and rotation

CEO succession

When Jamie Dimon recuperated from heart surgery in March 2020, the Board asked Co-Presidents and Co-COOs Daniel Pinto and Gordon Smith to lead the company with seamless operating results

CFO succession

In 2019, Jennifer Piepszak was appointed CFO and member of the OC. She succeeds Marianne Lake who was appointed CEO of Consumer Lending and who continues to be a member of the OC

Director refreshment

3 new director nominees in the past 4 years, including Mrs. Rometty, as 4 directors have retired over the same period

Committee rotation

As a result of recent Board refreshment, there will be forthcoming committee changes in 2020

Our governance practices promote Board effectiveness and are aligned with shareholder interests

Regular and ongoing discussions with shareholders ensure our practices incorporate and reflect investor feedback

In 2019, we engaged with shareholders representing approximately 45% of the Firm's outstanding common stock across more than 60 engagements and discussed a variety of topics including executive compensation

Sound governance practices

- ✓ Executive sessions of independent directors at each regular Board meeting
- ✓ Annual Board and committee self-assessment guided by Lead Independent Director
- ✓ Ongoing director education
- ✓ Robust shareholder engagement process with participation from Lead Independent Director
- ✓ Semi-annual Board review of investor feedback
- ✓ Ongoing Board refreshment consideration
- ✓ Ongoing oversight of ESG matters
- ✓ Direct Board access to management
- ✓ 75% or more director attendance for both Board and committee meetings from all directors
- ✓ Annual election of all directors by majority vote
- ✓ 100% committee independence

Sound pay practices

- ✓ Principles-based compensation philosophy
- ✓ Robust anti-hedging/anti-pledging provisions
- ✓ Strong clawback provisions
- ✓ Significant portion of pay at risk
- ✓ Majority of variable pay is deferred equity
- ✓ Competitive benchmarking
- ✓ Responsible use of equity
- ✓ Risks, controls and conduct impact pay
- ✓ Strong share holding requirements
- ✗ No golden parachute agreements
- ✗ No special severance
- ✗ No guaranteed bonuses
- ✗ No special executive benefits

Our executive compensation program is highly aligned to performance outcomes and is responsive to shareholder input



Business Results
+
Risk, Controls & Conduct
+
Client/ Customer/ Stakeholder
+
Teamwork & Leadership
=
OC Member Performance
OC Member Performance
Pay Level
Pay Mix
Total Compensation
Salary
Cash Incentive
RSUs
PSUs
RSUs: 3-year vest
PSUs: 3-year vest + 2-year hold

In its assessment of the Operating Committee's 2019 performance against the above 4 broad performance dimensions as a whole, the CMDC took into account:

- Firm achieved record financial performance and continued to execute well on its long-term business strategy, among other factors
- In making their ultimate OC member pay decisions, the CMDC and the Board balanced the record financial results with an assessment of:
  - Progress made against Firmwide initiatives
  - Progress made reinforcing our culture and values, addressing issues and enhancing controls
  - The *value of each individual OC member's position to the organization and shareholders over time, considering market data*

What we heard	What we did
Request for greater transparency on factors the CMDC considers in its pay-for-performance assessment process	Enhanced our 2020 proxy disclosures to include graphics and a more detailed description of the process, timing and considerations in making balanced pay decisions
Request to modify the annual PSU payout calculation methodology	Revised the payout calculation methodology to apply average ROTCE over the three-year performance period, as opposed to three annual payout calculations using each year's ROTCE
Continued focus on setting rigorous PSU performance goals	Increased the rigor of the relative payout scale by providing for maximum payout only for top-ranked performance, target payout only for above-median performance, and 0% payout for significant relative underperformance (see table below). The CMDC continued to consider the upper and lower absolute ROTCE thresholds based on the medium- and long-term financial outlook of the Firm, and approved appropriately rigorous thresholds of 18% and 6% respectively for the 2019 PSU award, which are unchanged from the 2018 PSU award
Request for greater transparency on pay mix	Enhanced 2020 proxy disclosures to explain how the CMDC applies the Firm's standard cash/equity incentive mix formula and the rationale for when they adopt a different approach

Payout	Relative Ranking	1	2	3	4	5	6	7	8	9	10	11	12
	2019 Awards	150%	140%	130%	120%	100%	90%	80%	70%	60%	50%	40%	0%
	2015-2018 Awards	150%	150%	150%	125%	112.5%	100%	100%	85%	70%	55%	40%	25%

75th (between rankings 3 and 4) · Median (between rankings 6 and 7) · 25th (between rankings 9 and 10)

We promote pay-for-performance practices that attract and retain top talent, are responsive to and aligned with shareholders, and encourage a shared success culture in support of our Business Principles and strategic framework

The Board has oversight of a range of ESG matters

The Board oversees a range of matters pertaining to ESG topics, including:

- The Firm's governance-related policies and practices
- Our systems of risk management and controls
- Investment in our employees
- The manner in which we serve our customers and support our communities
- How we advance sustainability in our businesses and operations

The Board has allocated specific ESG-related responsibility to the following committees:

Public Responsibility Committee

- Community investing and fair lending practices
- Sustainability, including matters such as the Firm's approach to climate change, and other public policy issues that reflect the Firm's values and impact its reputation among all of its stakeholders
- Consumer practices, including consumer experience, consumer complaint resolution and consumer issues related to disclosures, fees or the introduction of major new products
- Political contributions, major lobbying priorities and principal trade association memberships related to public policy

Risk Committee

- Consideration of issues influenced or driven by climate change

Our comprehensive approach to sustainable development integrates business, community and environmental objectives and leverages our global capabilities

Existing commitments (announced in 2017[1])

- Multi-year, cumulative commitment to facilitate $200B in green financing ✓
- Source renewable energy for 100% of global power needs ✓

Expect to achieve both by end of 2020

New commitment – increasing our impact on sustainable development

Three areas of focus:

1. Green: supporting climate action, clean water and waste management
2. Social: increasing access to housing, education and healthcare
3. Economic development: advancing infrastructure, innovation and growth

(Social and Economic development: Predominantly in developing markets)

Facilitate **$200B in financing** across these areas in 2020[2]

(up from ~$175B in 2019)

Sustainable business practices

- Promoting sound governance
- Serving a diverse customer base
- Investing in and supporting our communities
- Integrating environmental sustainability into business and operating decisions

For additional information and footnotes, please see slide 16

We are building on our commitments to address climate change and advance sustainability

Supporting public sector leadership and climate policy solutions

- Public support of the Paris Agreement
- Joined the Climate Leadership Council, a group promoting a bipartisan roadmap for a revenue neutral carbon tax-and-dividend framework for the United States
- Reporting on climate risks and opportunities in alignment with the guidelines of the Task Force for Climate-related Financial Disclosures
- Commitment to source renewable energy for 100% of global power needs by end of 2020

Facilitating the transition to a low-carbon economy

- Not providing lending, capital markets or advisory services to companies deriving the majority of their revenues from the extraction of coal, and by 2024, phasing out remaining credit exposure to such companies
- Not providing project financing or other forms of asset-specific financing where the proceeds will be used to develop a new, or refinance an existing, coal-fired power plant, unless it is utilizing carbon capture and sequestration technology
- Not providing project financing or other forms of asset-specific financing where the proceeds will be used for new oil and gas development in the Arctic

Enhancing investment stewardship

J.P. Morgan Asset Management is:

- A signatory to Climate Action 100+
- Increasing engagement with companies around five priorities, including climate change
- Utilizing data science to develop a proprietary ESG scoring framework

Agenda

JPMorgan Chase & Co.

Total shareholder return ("TSR")[1]

$100 investment in JPM at the end of 2009 would be valued at $426 at the end of 2019

Performance for the period ended December 31, 2019	JPMorgan Chase	S&P Financials Index	KBW Bank Index
1-YEAR	47%	32%	36%
3-YEAR	74%	40%	33%
5-YEAR	154%	70%	72%
10-YEAR	326%	217%	226%



$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
$426
$326
$317
JPM outperformance

For additional information and footnotes, please see slide 16

JPMORGAN CHASE & CO.

The Firm has demonstrated sustained, strong financial performance

More than doubled net income over the past ten years



Net income ($B)
$17.4
$19.0
$21.3
$17.9
$21.7
$24.4
$24.7
$24.4[1]
$32.5
$36.4
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

Generated strong ROE and ROTCE[2]



ROE
ROTCE
15%
15%
15%
11%
13%
13%
13%
12%[1]
17%
19%
10%
11%
11%
9%
10%
11%
10%
10%
13%
15%
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

Delivered sustained growth in EPS, BVPS and TBVPS[2]



EPS
BVPS
TBVPS
$3.96
$4.48
$5.19
$4.34
$5.29
$6.00
$6.19
$6.31[1]
$9.00
$10.72
$42.98
$46.52
$51.19
$53.17
$56.98
$60.46
$64.06
$67.04
$70.35
$75.98
$30.12
$33.62
$38.68
$40.72
$44.60
$48.13
$51.44
$53.56
$56.33
$60.98
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

For additional information and footnotes, please see slide 16

JPMORGAN CHASE & CO.

Annual meeting overview

In light of the coronavirus, or COVID-19, outbreak, for the safety of all of our people, including our shareholders, and taking into account recent federal, state and local guidance that has been issued, we have determined that the 2020 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting.

Logistics

- Date: Tuesday, May 19, 2020
- Time: 10:00 a.m. Eastern Time
- Virtual meeting site: www.virtualshareholdermeeting.com/JPM2020
- Phone:
  - U.S. and Canada: (866) 541-2724
  - International: +1 (706) 634-7246

Access

- To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/JPM2020 and enter the 16-digit control number included on your proxy card, voting instruction form or notice you previously received

Questions

- Shareholders may submit questions either before the meeting, from May 7 to May 17, 2020, or during a portion of the meeting
- If you wish to submit a question before the meeting, you may log into www.proxyvote.com using your 16-digit control number and follow the instructions to submit a question
- Alternatively, if you wish to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/JPM2020 using the 16-digit control number and follow the instructions to submit a question
- Questions pertinent to meeting matters will be answered during the meeting, subject to time limitations

Agenda

JPMorgan Chase & Co.

Notes

Notes on non-GAAP financial measures

1. Tangible common equity ("TCE"), ROTCE and TBVPS are each non-GAAP financial measures. TCE represents the Firm's common stockholders' equity (i.e., total stockholders' equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. ROTCE measures the Firm's net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm's TCE at period-end divided by common shares at period-end. TCE, ROTCE and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm's use of equity. The following tables provide reconciliations and calculations of these measures for the periods presented.

Non-GAAP reconciliations

	Average									
	December 31,									
(in millions, except per share and ratio data)	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
Common stockholders' equity	$ 161,520	$ 173,266	$ 184,352	$ 196,409	$ 207,400	$ 215,690	$ 224,631	$230,350	$229,222	$232,907
Less: Goodwill	48,618	48,632	48,176	48,102	48,029	47,445	47,310	47,317	47,491	47,620
Less: Other intangible assets	4,178	3,632	2,833	1,950	1,378	1,092	922	832	807	789
Add: Certain deferred tax liabilities(a)	2,587	2,635	2,754	2,885	2,950	2,964	3,212	3,116	2,231	2,328
Tangible common equity	$111,311	$123,637	$136,097	$149,242	$ 160,943	$170,117	$179,611	$185,317	$183,155	$186,826
Net income applicable to common equity	$ 16,728	$ 18,327	$ 20,606	$ 17,081	$ 20,620	$ 22,927	$ 23,086	$ 22,778	$30,923	$34,844
Return on common equity(b)	10%	11%	11%	9%	10%	11%	10%	10%	13%	15%
Return on tangible common equity(c)	15	15	15	11	13	13	13	12	17	19

(a) Represents deferred tax liabilities related to tax-deductible goodwill and to identifiable intangibles created in nontaxable transactions, which are netted against goodwill and other intangibles when calculating TCE.

(b) Represents net income applicable to common equity / average common stockholders' equity.

	Period-end									
	December 31,									
(in millions, except per share and ratio data)	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
Common stockholders' equity	$ 168,067	$ 175,514	$ 194,727	$ 199,699	$ 211,664	$ 221,505	$ 228,122	$ 229,625	$230,447	$234,337
Less: Goodwill	48,854	48,188	48,175	48,081	47,647	47,325	47,288	47,507	47,471	47,823
Less: Other intangible assets	4,039	3,207	2,235	1,618	1,192	1,015	862	855	748	819
Add: Certain deferred tax liabilities(a)	2,586	2,729	2,803	2,953	2,853	3,148	3,230	2,204	2,280	2,381
Tangible common equity	$ 117,760	$ 126,848	$ 147,120	$ 152,953	$ 165,678	$ 176,313	$ 183,202	$ 183,467	$184,508	$188,076
Common shares	3,910.3	3,772.7	3,804.0	3,756.1	3,714.8	3,663.5	3,561.2	3,425.3	3,275.8	3,084.0
Book value per share(d)	$ 42.98	$ 46.52	$ 51.19	$ 53.17	$ 56.98	$ 60.46	$ 64.06	$ 67.04	$70.35	$75.98
Tangible book value per share(e)	30.12	33.62	38.68	40.72	44.60	48.13	51.44	53.56	56.33	60.98

(c) Represents net income applicable to common equity / average TCE.

(d) Represents common stockholders' equity at period-end / common shares at period-end.

(e) Represents TCE at period-end / common shares at period-end.

2. On December 22, 2017, the TCJA was signed into law. The Firm's results for the year ended December 31, 2017, included a $2.4 billion decrease to net income, as a result of the enactment of the TCJA, as well as a legal benefit of $406 million (after-tax) related to a settlement with the FDIC receivership for Washington Mutual and with Deutsche Bank as trustee to certain Washington Mutual trusts. Adjusted net income, adjusted ROTCE and adjusted earnings per share, which exclude the impact of these significant items, are each non-GAAP financial measures. Management believes these measures help investors understand the effect of these items on reported results.

JPMorgan Chase & Co.

Notes (cont'd)

Additional information regarding slide 3: "We have built a Complete, Global, Diversified franchise that is At Scale**"**

1. ROTCE and TBVPS are each non-GAAP financial measures; for a reconciliation and further explanation, see footnote 1 on slide 15.
2. Reflects common dividends and common stock repurchases, net of common stock issued to employees.

Additional information regarding slide 10: **"Our comprehensive approach to sustainable development integrates business, community and environmental objectives** and leverages our global **capabilities"**

1. In 2017, JPMorgan Chase announced commitments to facilitate $200 billion in clean financing by 2025 and to source renewable energy for 100% of global power needs by 2020. Source: JPMorgan Chase Co.'s 2018 Environmental Social & Governance Report.
2. This new 2020 goal includes approximately $50 billion toward green initiatives that will also fulfill our 2017 clean financing target.

Additional information regarding slide 12: **"Total shareholder return ("TSR")"**

1. TSR shows the actual return of the stock price, with dividends reinvested.

Additional information regarding slide 13: **"The Firm has demonstrated sustained, strong financial performance"**

1. Excluding the impact of the enactment of the Tax Cuts and Jobs Act ("TCJA") of $(2.4) billion and a legal benefit of $406 million (after-tax) in 2017, adjusted net income would have been $26.5 billion, adjusted ROTCE would have been 13% and adjusted EPS would have been $6.87. Adjusted net income, adjusted ROTCE and adjusted EPS are each non-GAAP financial measures; for further explanation, see footnote 2 on slide 15.
2. ROTCE and TBVPS are each non-GAAP financial measures; for a reconciliation and further explanation, see footnote 1 on slide 15.

Forward-looking statements

These Proxy Supplemental Materials contain forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-*looking statements often use words such as "anticipate," "target," "expect," "estimate," "intend," "plan," "goal," "believe" or other words of similar meaning. Forward*-looking statements provide JPMorgan Chase *& Co.'s ("JPMorgan Chase" or the "Firm") current expectations or forecasts of future events, circumstances, results or aspira*tions, *and are subject to significant risks and uncertainties. These risks and uncertainties could cause the Firm's actual results t*o differ materially from those set forth in such forward-looking statements. Certain of such risks and uncertainties are described in JPMorgan *Chase's Annual Report on Form 10-*K for the year ended December 31, 2019. JPMorgan Chase does not undertake to update the forward-looking statements included in these Proxy Supplemental Materials to reflect the impact of circumstances or events that may arise after the date the forward-looking statements were made.

This *document is only a summary of certain information in JPMorgan Chase & Co.'s* 2020 Proxy Statement, and shareholders should read the Proxy Statement in its entirety before voting their shares.

No websites that are cited or referred to in these Proxy Supplemental Materials shall be deemed to form part of, or to be incorporated by reference into, these Proxy Supplemental Materials.